Exhibit 4.1

SHARE OPTION PLAN

LAST UPDATE: FEBRUARY 8, 2007

1.	PURPOSE OF THE PLAN

The Share Option Plan (the “Plan”) is intended to interest key persons toward the success of Theratechnologies Inc. (the “Company”) by making them participate in the increase of the value of the common shares.

2.	CATEGORY AND NUMBER OF SHARES RESERVED UNDER THE PLAN

The shares that are reserved to be issued under the Plan are common shares of the share capital of the Company (the “Common Shares”). The maximum number of Common Shares that may be issued upon the terms of the Plan shall not exceed 5,000,000 Common Shares. Upon expiry or cancellation, in whole or in part, of unexercised options, the Common Shares underlying such options shall be available for other options to be granted from time to time under the Plan.

3.	ADMINISTRATION

The Board of Directors of the Company (the “Board”) administers the Plan. Subject to the terms of the Plan, the Board shall have full power and authority to (i) designate the persons who are to receive options under the Plan, (ii) determine the number of options granted, (iii) establish the exercise price of such options, (iv) decide on the option period of the options and (v) establish the other conditions relative to such options. The Board shall have the right to vary the terms upon which options are granted to particular optionees, provided such different terms do not increase the benefits accruing to such optionees hereunder. Any determination by the Board shall be final and conclusive. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of any subsidiary of the Company as the Board in its sole discretion shall determine.

4.	TERMS AND CONDITIONS

4.1

Persons Eligible to Receive Options. The persons eligible to receive options under the Plan are the directors, senior executives and key employees of the Company and its subsidiaries, as well as researchers and consultants who work on behalf of the Company.

4.2

Number of Options. Each option will entitle the optionee to purchase one Common Share. The total number of options granted to an optionee is determined by the Board, at its sole discretion, except for the following:

4.2.1

The total number of Common Shares set aside for the exercise of options under the Plan by one individual shall not represent, in any circumstances, more than 5% of the Company’s issued and outstanding Common Shares;

4.2.2

the number of Common Shares that may be issued to insiders, as defined in the Securities Act (Ontario) (the “Insiders”), at any time, under all security based compensation arrangements of the Company, as defined in the Toronto Stock Exchange Company Manual, (the “Security Based Compensation Arrangements”), cannot exceed 10% of issued and outstanding shares of the Company, as defined in the Toronto Stock Exchange Company Manual (“Shares Outstanding”);

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4.2.3	the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, cannot exceed 10% of the Shares Outstanding; and

4.2.4	the number of Common Shares issued to non-employee directors, within any one year period, under all Security Based Compensation Arrangements, cannot exceed 0.5% of the Shares Outstanding.

4.3

Exercise Price. The price at which Common Shares may be purchased under the Plan is determined by the Board on the date an option is granted (the “Grant Date”); provided however, that such price may not be less than the market price of the Common Shares (the “Exercise Price”). For the purpose hereof, “market price” shall mean:

4.3.1	the closing price of the Common Shares on the Toronto Stock Exchange on the last trading day immediately preceding the relevant Grant Date; and

4.3.2

if there was no closing price for the Common Shares on the Toronto Stock Exchange, then the market price shall be the average of the bid and ask quotations for the Common Shares for the five trading days prior to the Grant Date.

4.4	Conditions. The Board may subject the exercise of the options to certain conditions which it will determine, at its sole discretion.

4.5

Option Period. The optionee may exercise an option at any time starting on the date determined by the Board until the tenth anniversary of the Grant Date or during any other shorter period at the discretion of the Board on the Grant Date (the “Option Period”). All unexercised options expire, and have no effect, following the date of the end of the Option Period (the “Expiry Date”), except in the circumstances where the end of the term of an option falls within, or within ten business days after the end of, a “blackout” or similar period imposed under any insider trading policy or similar policy of the Company (but not, for greater certainty, a restrictive period resulting from the Company or its Insiders being the subject of a cease trade order of a securities regulatory authority). In such circumstances, the Option Term shall automatically be extended to end on the tenth (10th) business day after the end of such blackout period (the “Blackout Expiration Term”).

4.6

Methods of Payment. The optionee may, during the Option Period, elect to exercise any or all of the options then granted and not previously exercised by delivering to the Company payment in full of the Exercise Price accompanied by a completed purchase form, substantially in the form provided in Schedule A hereto. Subject to Section 5, options may only be exercised in increments of 100. Payment of the Exercise Price may be made by cash, cheque, certified cheque, cheque from a recognized brokerage firm, bank draft or money order payable to the Company, or any other method of payment approved by the Board, subject to Subsection 4.7.

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4.7

Loan. Any optionee may obtain from the Company, upon the exercise of an option, a loan with or without interest, within the limit and in accordance with the terms established by the Board, to pay the Exercise Price of the Common Shares subscribed under the Plan. This loan shall be repayable upon the terms prescribed by the Board. The optionee paying the Exercise Price of the Common Shares using this loan shall sign a promissory note and pledge or hypothecate the Common Shares in favour of the Company as a security for the repayment of the loan and the interest thereon, if any. The Common Shares shall be discharged of the pledge or hypothec, as the case may be, upon the terms determined by the Board.

In the event of death of an optionee, the balance of the loan must be repaid within six months after the date of death and no new loan may be granted upon the exercise of options after the date of the optionee’s death.

If an optionee retires, the balance of the loan must be repaid within twelve months of the date of retirement and no new loan may be granted upon the exercise of options after the date of retirement.

If the employment, research project or consulting agreement of an optionee terminates for any cause other than death or retirement, the balance of the loan must be repaid within ninety days of the date of termination of employment, research project or consulting agreement and no new loan may be granted upon the exercise of options after the date of termination of employment, research project or consulting agreement.

4.8

Termination of an Optionee’s Employment. If the employment, research project or consulting agreement of an optionee terminates for any cause other than death prior to the Expiry Date (a “Termination of Employment”), any or all of the unexercised vested options may be exercised, at any time during a period of 180 days following the date of Termination of Employment of the optionee, or any other shorter period at the discretion of the Board.

For the purposes of the Plan, the transfer of an optionee to another position or project within the Company or a subsidiary is not considered a Termination of Employment.

All unexercised options shall be cancelled at a meeting of the Board following the end of the period granted above for the exercise of the options.

4.9

Non-Employee Director Ceasing to Act as Director. If a non-employee director ceases to act as a director of the Company prior to the Expiry Date, such non-employee director may exercise, at any time during a period of 180 days following following the announcement of the quarterly results after the date such director ceases to act as such and prior to the Expiry Date, any or all unexercised options which are vested on the date he ceased to act as a director.

4.10

Rights in the Event of an Optionee’s Death. In the event of the death of an optionee prior to the Expiry Date, such optionee’s legal personal representative(s) may exercise, at any time during a period of one (1) year after the date of the optionee’s death, or any other period at the discretion of the Board, but before the Expiry Date, any or all unexercised options which are vested on the date of the optionee’s death.

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4.11

No Employment Guaranty. Nothing in the Plan shall confer upon the optionee the continued right to be employed by the Company or its subsidiaries or the right to render services to the Company or in the case of a researcher the continued right to be employed by the University and its affiliated centres or interfere in any way with the right of the Company or the University and its affiliated centres to terminate an optionee’s employment or agreement at any time and for any reason.

4.12

No Shareholder Rights. An optionee shall have no rights as a shareholder with respect to the Common Shares underlying such optionee’s options until the date of issue of such Common Shares to the optionee following the exercise of such options, and only after such Common Shares shall have been fully paid.

4.13

Transfer and Assignment. The optionee’s rights with respect to the options granted under the Plan are not assignable or transferable by the optionee or capable of being the subject of any other alienation, sale, pledge, hypothec or other encumbrance by such optionee other than a transfer to its legal personal representative(s) by will or by law and except by an order of a court of competent jurisdiction. Vested options are exercisable during the optionee’s lifetime only by the optionee. The obligations of each optionee shall be binding on the heirs and executors.

4.14

Compliance with Applicable Securities and Other Laws. Options may be exercised only to the extent that the Company has obtained the necessary approvals under applicable securities and other laws governing the issue and sale by the Company of its Common Shares to optionees.

5.	ADJUSTMENTS

Subject to any regulatory approval or notification required by applicable law or stock exchange guidelines, upon the happening of any of the following events, an optionee’s rights with respect to an option granted under the Plan shall be adjusted as hereinafter provided:

5.1

Subdivision, Redivision or Change into a Greater Number. In the event of any subdivision, redivision or change of the Common Shares into a greater number of shares at any time, or in the case of the issue of shares of the Company to the holders of its outstanding Common Shares by way of a share dividend or share dividends, the number of Common Shares deliverable by the Company upon the exercise of an option shall be increased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, redivision or change.

5.2

Consolidation or Change into a lesser Number. In the event of any consolidation or change of the Common Shares into a lesser number of shares at any time, the number of Common Shares deliverable by the Company upon the exercise of an option shall be decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such consolidation or change.

5.3

Reclassification. In the event of any reclassification of the Common Shares, an optionee shall accept, at the time of the exercise of options, in lieu of the number of Common Shares in respect of which the options are being exercised, the number of shares of the Company of the appropriate class or classes as the optionee would have been entitled as a result of such reclassification had the options been exercised before such reclassification.

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5.4

Amalgamation, Acquisition by an Entity, Sale of Assets. Subject to Subsection 5.5, if the Company is to be amalgamated with or acquired by another entity in a merger, sale of all or substantially all of its assets or otherwise (an “Acquisition”), the Board shall, as to outstanding options, either (i) make appropriate provisions for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding Common Shares in conjunction with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent they are then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent they are then exercisable) over the Exercise Price thereof.

5.5

Offer to purchase. Notwithstanding Subsection 5.4 hereof, if an offer to purchase all of the outstanding Common Shares is made, all options which are not vested shall, from the date of the offer, be exercisable notwithstanding any provision to the contrary at the time of the grant.

5.6

Dissolution or liquidation. In the event of the proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

5.7

No adjustments. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect the number or Exercise Price of Common Shares underlying the options and no modification shall be made with respect to the number or Exercise Price of Common Shares underlying the options under the Plan. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company or its subsidiaries.

5.8	No fraction. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

5.9

Appropriate adjustments. Upon the occurence of any of the foregoing events described in Subsections 5.1, 5.2, 5.3 and 5.4 above, the class and aggregate number of shares set forth in Section 2 underlying the options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subsections. The Board or the Successor Board shall determine the specific adjustments to be made under this Section 5 and its determination shall be conclusive.

6.	AMENDMENT AND TERMINATION

6.1

The Board bears full responsibility with regard to the Plan, which includes, but not limited to, the power and authority to adopt, amend, suspend or terminate the Plan. Any such adoption, amendment, suspension or termination is subject to the rules set forth by the regulatory authorities.

6.2	Subject to Section 6.3, shareholder approval is not required for amendments to the Plan or options.

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6.3	Approval by a majority of the voting shareholders present at a duly called shareholder meeting is required for the following amendments:

a)	any increase to the number of Common Shares that may be issued under the Plan;

b)	the reduction of the Exercise Price of options or the cancellation and reissue of options to the same individual within a period of 6 months;

c)	the extension of the Option Period of options;

d)	the extension of the Blackout Expiration Term provided for in Section 4.5;

e)	any transfer and assignment of options other than pursuant to Section 4.13; and

f)	the removal or increase of limits to the number of options that may be granted to non-employee directors.

6.4	No amendment of the Plan or options may contravene the requirements of any competent regulatory authority to which the Plan or the Company is now or may hereafter be subject to.

6.5	With regard to the approval of amendments mentioned in Sections 6.3 b) and c) votes attached to Shares beneficially owned by the Insider may never be included.

6.6

The shareholders’ approval of an amendment may be given by way of confirmation at the next meeting of shareholders after the amendment is made, provided that no Common Shares are issued pursuant to the amended terms.

7.	GOVERNING LAW

The Plan and the options granted under the Plan shall be construed in accordance with and be governed by the laws of the Province of Quebec.

8.	EFFECTIVE DATE

The Plan came in effect on December 6, 1993. It was approved by the Directors on December 6, 1993, by the regulatory authorities on December 8, 1993 and by the shareholders on March 29, 1995. It was modified by the Directors on nine occasions, being July 18, 1994, February 20, 1995, September 26, 1996, July 27, 1998, December 15, 1998, February 16, 1999, March 15, 2001, March 14, 2003 and February 8, 2007. These changes were approved by the shareholders on five occasions, being March 26, 1997, April 22, 1999, May 10, 2001, May 7, 2003 and March 29, 2007.

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Schedule A

THERATECHNOLOGIES INC.

SHARE OPTION PLAN – PURCHASE FORM

SECTION A – PURCHASE REQUEST – TO BE COMPLETED BY OPTIONEE

Name:

Mailing Address:

Office telephone:

Current Position in Company:

Date of Grant	Number of Options Granted	Number of Options Exercised Hereby*	Exercise Price	Purchase Price

Total Purchase Price:

Method of Payment:

I hereby elect to exercise the number of options to purchase Common Shares of Theratechnologies Inc. as indicated above*.

Signature:	Date:

SECTION B – VERIFICATION – TO BE COMPLETED BY THE COMPANY

I hereby certify that the above individual is eligible to exercise the number of options as indicated above and acknowledge receipt of payment therefore.

Signature:	Date:

INFORMATION FOR TAX PURPOSES

Market value of Common Shares on exercise date:

SECTION C – RECEIPT OF COMMON SHARES

I acknowledge receipt of certificate numbers:

Signature:	Date:

PLEASE RETAIN FOR TAX PURPOSES